Exhibit 4.3

SMART Storage Systems (Global Holdings), Inc.

2011 Share Incentive Plan

1. Purpose of the Plan.

The purpose of this SMART Storage Systems (Global Holdings), Inc. 2011 Share Incentive Plan (the “Plan”) is to aid SMART Storage Systems (Global Holdings), Inc., a Cayman Islands exempted company (the “Company”), and its Parent and their Affiliates in recruiting and retaining employees, directors and other service providers of outstanding ability and to motivate such persons to exert their best efforts on behalf of the Company, Parent and their Affiliates by providing incentives through the granting of Share Awards. The Company expects that it will benefit from aligning the interests of such persons with those of the Company, its Parent and their Affiliates by providing them with equity-based awards with respect to the ordinary shares of the Company.

2. Definitions. For purposes of this Plan, the following capitalized terms shall have their respective meanings set forth below:

(a) “Affiliate” shall mean with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person and any entity that is, directly or indirectly, controlled by the Company and (ii) any other entity in which such Person has a significant equity interest or which has a significant equity interest in such Person, in either case as determined by the Committee. For purposes of this definition, the terms “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of any ISO, “Affiliate” shall mean any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Applicable Law” shall mean the legal requirements relating to the administration of an equity compensation plan under applicable U.S. federal and state corporate and securities laws, the Code, any stock exchange rules or regulations, and the applicable laws of the Cayman Islands and any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.

(c) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act (or any successor rules thereto).

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Cause” shall have the meaning given to such term in the Employment Agreement between the Company or any of its Affiliates and the applicable Participant, or if no such Employment Agreement exists or if “Cause” is not defined therein, then Cause shall mean any of the following: (i) a Participant’s willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a Participant’s gross negligence or willful malfeasance in the performance of his or her duties; (iii) a Participant’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony or other similar offense under Applicable Law; (iv) a Participant being repeatedly under the influence of alcohol or illegal drugs while performing his or her duties; or (v) any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates as determined in the reasonable discretion of the Company, including a Participant’s breach of the provisions of any non-solicitation, non-competition, trade secret or confidentiality covenant in favor of the Company or its Affiliates binding upon such Participant. The existence or non-existence of Cause with respect to any Participant will be determined in good faith by the Board.

(f) “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of (i) Parent or (ii) the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to the Silver Lake Investors or any of their respective Affiliates; or

(ii) any person or group, other than any of the Silver Lake Investors or any of their respective Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities of Parent or the Company, including by way of merger, amalgamation, consolidation or otherwise.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board to which the Board has delegated power to act pursuant to the provisions of this Plan; provided that in the absence of any such committee, the term “Committee” shall mean the Board. For the avoidance of doubt, the Board shall at all times be authorized to act as the Committee under or pursuant to any provisions of this Plan.

(i) “Consultant” shall mean any person engaged by the Company, Parent or any of their respective Affiliates as a consultant or independent contractor to render consulting, advisory or other services and who is compensated for such services.

(j) “Disability” shall have the meaning given to such term in the Employment Agreement between the Company or any of its Affiliates and the applicable Participant, or if no such Employment Agreement exists or if “Disability” is not defined therein, then Disability shall have the meaning ascribed to such term under Section 409A(a)(2)(C)(i) of the Code for all purposes, except to the extent necessary for qualification of Options as ISOs, then Disability shall mean the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Without limiting the foregoing and except as otherwise provided in a Participant’s Employment Agreement, the existence of a Disability shall be determined by the Committee in good faith in accordance with Applicable Law.

(k) “Effective Date” shall mean the date the Board approves this Plan, or such later date as designated by the Board.

(l) “Employment” shall mean (i) a Participant’s employment if the Participant is an employee of the Company, Parent or any of their respective Affiliates, (ii) a Participant’s services as a Consultant, if the Participant is a Consultant, and (iii) a Participant’s services as a non-employee member of the Board or the board of directors (or equivalent governing body) of Parent or any Affiliate of the Company.

(m) “Employment Agreement” shall mean the employment or severance and change of control agreement, or other similar agreement, if any, specifying the terms of a Participant’s Employment by the Company, Parent or one of their Affiliates.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as each may be amended from time to time.

(o) “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows: (i) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (“NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, then Fair Market Value shall be the price determined in good faith by the Board (or a committee thereof). Notwithstanding anything to the contrary herein, the “Fair Market Value” of the Shares shall at all times be determined in a manner intended to be consistent with Section 409A of the Code (and the regulations and guidance promulgated thereunder), as may be amended from time to time, and the same method shall be used by the Company for determining all applicable income tax consequences resulting from the exercise of an Option.

(p) “Good Reason” shall have the meaning given to such term in the Employment Agreement between the Company or any of its Affiliates and the applicable Participant, or if no such Employment Agreement exists then Good Reason shall be inapplicable with respect to such Participant.

(q) “Initial Public Offering” shall mean the consummation of the initial underwritten public offering of equity interests in the Company or any of its subsidiaries, which offering is registered under the Securities Act of 1933, as amended, or, if earlier, the initial widely distributed underwritten public offering outside the U.S. pursuant to which the equity interests in the Company or any of its subsidiaries are registered on a non-U.S. stock exchange.

(r) “ISO” shall mean an option to acquire Shares that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder, as amended from time to time.

(s) “Option” shall mean an option granted pursuant to Section 6 of this Plan.

(t) “Option Price” shall mean the purchase price per Share of an Option, as determined pursuant to Section 6(a) of this Plan.

(u) “Other Share-Based Awards” shall mean Share Awards granted pursuant to Section 8 of this Plan.

(v) “Parent” shall mean Saleen Holdings, Inc., a Cayman Islands exempted company.

(w) “Participant” shall mean a person eligible to receive a Share Award pursuant to Section 4 and who actually receives a Share Award or, if applicable, such other Person who holds an outstanding Share Award.

(x) “Person” shall mean a “person” as such term is used for purposes of 13(d) or 14(d) of the Exchange Act, or any successor section thereto.

(y) “Plan” shall mean this SMART Storage Systems (Global Holdings), Inc. 2011 Share Incentive Plan, as may be amended from time to time.

(z) “Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as each may be amended from time to time.

(aa) “Shares” shall mean the ordinary shares, of US$0.01 par value, in the authorized capital of the Company or such other securities as may be designated by the Committee from time to time.

(bb) “Share Appreciation Right” shall mean a share appreciation right granted pursuant to Section 7 of this Plan.

(cc) “Share Award” shall mean an Option, Share Appreciation Right or Other Share- Based Award granted pursuant to this Plan.

(dd) “Share Award Agreement” shall mean a written agreement between the Company and a holder of a Share Award, executed by the Company, evidencing the terms and conditions of the Share Award.

(ee) “Silver Lake Investors” means, collectively, Silver Lake Partners III Cayman (AIV III), L.P., a Cayman Islands exempted limited partnership, Silver Lake Technology Investors III Cayman, L.P., a Cayman Islands exempted limited partnership, Silver Lake Sumeru Fund Cayman, L.P., a Cayman Islands exempted limited partnership, Silver Lake Technology Investors Sumeru Cayman, L.P., a Cayman Islands exempted limited partnership, and any of their respective Affiliates, designated transferees or successors that hold equity securities in Parent.

(ff) “Subsidiary” shall mean, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding ordinary shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, shares of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Beneficially Owned by the Company, and (ii) any entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

3. Administration by Committee.

This Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. Additionally, the Committee may delegate the authority to grant Share Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with Applicable Law and guidelines established by the Board from time to time. Share Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by any entity acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Share Awards under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Share Award Agreement consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may reasonably determine to be necessary to withhold for federal, state, local and/or non-U.S. taxes as a result of the exercise, grant or vesting of a Share Award (including, without limitation, any applicable income, employment and social security taxes or contributions). The Committee shall also determine the acceptable form or forms pursuant to which the Participant will be able to elect to pay a portion of or all such withholding taxes. To the extent permitted by the Committee in the Share Award Agreement or otherwise and, in each case, as permitted under Applicable Law, a Participant may elect to pay a portion or all of any withholding taxes (but no more than the minimum amount required to be withheld) by (a) delivery in Shares if permissible under local law, or (b) having Shares withheld (if permissible under local law) by the Company from any Shares that would have otherwise been received by the Participant.

4. Shares Subject to the Plan and Participation.

Subject to Section 9, the total number of Shares which may be issued under this Plan is 2,149,419, which number is also the maximum number of Shares for which ISOs may be granted. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of a Share Award or in consideration of the cancellation or termination of a Share Award shall reduce the total number of Shares available under this Plan, as applicable. Shares which are subject to Share Awards which terminate or lapse without the payment of consideration may be granted again under the Plan, unless prohibited by Applicable Law.

Employees, directors and other service providers of the Company and its Affiliates (subject to Section 5(b) of this Plan) shall be eligible to be selected to receive Share Awards under the Plan; provided that ISOs may only be granted to employees of the Company and its Affiliates.

5. General Limitations.

(a) Tenth Anniversary. No Share Award may be granted under this Plan after the tenth anniversary of the Effective Date, but Share Awards theretofore granted may extend beyond such date.

(b) Consultants. Prior to an Initial Public Offering, a Consultant shall not be eligible for the grant of a Share Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”), unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act, as well as comply with the securities laws of any other relevant jurisdictions.

6. Terms and Conditions of Options.

Options granted under this Plan shall be, as determined by the Committee, non-qualified or ISOs for federal income tax purposes, as evidenced by the related Share Award Agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine.

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 3 hereof).

(b) Exercisability. Options granted under this Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted. Subject to such ten-year limitation, in the event that the Participant’s Employment is terminated for any reason other than Cause, then any Option that is exercisable on the date of termination shall remain exercisable for a period of (i) six (6) months after the date of termination if the termination was caused by the Participant’s death or Disability and (ii) thirty (30) days after the date of termination if the termination was caused by other than the Participant’s death or Disability, or such longer period as may be specified in the applicable Share Award Agreement.

(c) Exercise of Options. Except as otherwise provided in this Plan or in the applicable Share Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii)(A), (ii)(B), (ii)(C), or (ii)(D) of the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company (i) in cash or its equivalent (e.g., by personal check or wire transfer), or (ii) to the extent explicitly permitted by the Committee in the applicable Share Award Agreement or otherwise, pursuant to one or more of the following methods: (A) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other reasonable requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles); (B) partly in cash and partly in such Shares; (C) following an Initial Public Offering, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (D) through net settlement in Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to this Plan.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified options, unless the applicable Share Award Agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified option granted under this Plan; provided that such Option (or portion thereof) otherwise complies with this Plan’s requirements relating to nonqualified options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in this Plan or any Share Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7. Terms and Conditions of Share Appreciation Rights.

(a) Grants. The Committee may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in the applicable Share Award Agreement).

(b) Terms. The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Share Appreciation Right is granted (other than in the case of Share Appreciation Rights granted in substitution of previously granted awards, as described in Section 3); provided, however, that in the case of a Share Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Share Appreciation Right. Each Share Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. In addition, each Share Appreciation Right that is granted in conjunction with an Option or a portion thereof shall automatically terminate upon the exercise of such Option or portion thereof, as applicable. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Share Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Share Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of Share Appreciation Rights as it may deem fit, but in no event shall a Share Appreciation Right be exercisable more than ten years after the date it is granted.

8. Other Share-Based Awards.

The Committee, in its sole discretion, may grant or sell Share Awards, Share Awards of restricted Shares and Share Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Share-Based Awards”). Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Share Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Share-Based Awards will be made; the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards; whether such Other Share- Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Other Share-Based Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

9. Adjustments upon Certain Events.

Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Share Awards granted hereunder:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend, Share split or reverse split, reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination, transaction or exchange of Shares or other corporate exchange, or any cash dividend or distribution to shareholders other than ordinary cash dividends or any transaction similar to the foregoing or in the event of an initial public offering of the equity securities of Parent, the Committee shall make such proportionate substitution or adjustment, if any, as it deems to be equitable (subject to Section 17), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Share Awards, (ii) the Option Price or exercise price of any Share Appreciation Right and/or (iii) any other affected terms of such Share Awards; provided, that, for the avoidance of doubt, in the case of the occurrence of any of the foregoing events that is an “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standard Codification (ASC) Section 718, Compensation - Stock Compensation (FASB ASC 718)), the Committee shall make an equitable adjustment to outstanding Share Awards to reflect such event; and provided, further, that in the case of any Share dividend, Share split or reverse split, recapitalization, combination, reclassification or other distribution of the Company’s equity securities with respect to the Shares without receipt of consideration by the Company, the Committee shall make a proportionate adjustment.

(b) Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 17 and any Participant’s rights under a Share Award Agreement), but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of a Share Award, (ii) cancel such Share Awards for fair value (as determined by the Committee in its sole discretion in good faith) which, in the case of Options and Share Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction, directly or indirectly, to holders of the same number of Shares subject to such Options or Share Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Share Appreciation Rights) over the aggregate Option Price of such Options or exercise price of such Share Appreciation Rights, (iii) subject to any limitations or reductions as may be necessary to comply with Sections 424 or 409A of the Code and, in each case, the applicable regulations thereunder, provide for the issuance of substitute Share Awards that will preserve the rights under, and the otherwise applicable terms of, any affected Share Awards previously granted hereunder as determined by the Committee in its sole discretion in good faith, or (iv) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all Shares subject thereto (whether or not vested) and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

10. No Right to Employment or Share Awards.

The granting of a Share Award under this Plan shall impose no obligation on the Company or any of its Affiliates to continue the Employment of a Participant and shall not lessen or affect the Company’s right or any of its Affiliates’ rights to terminate the Employment of such Participant for any reason whatsoever, and regardless of whether such termination is with or without Cause or with or without reasonable notice. No Participant or other Person shall have any claim to be granted any Share Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Share Awards. The terms and conditions of Share Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11. Successors and Assigns.

This Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of each such Participant and the executor, administrator or trustee of any such estate and, if applicable, any receiver or trustee in bankruptcy or representative of the creditors of any such Participant.

12. Nontransferability of Awards.

Unless expressly permitted by the Committee in a Share Award Agreement or otherwise in writing, and, in each case, to the extent permitted by Applicable Law, a Share Award shall not be transferable or assignable by the applicable Participant other than by will or by the laws of descent and distribution. A Share Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13. Amendments or Termination.

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or, if applicable, change the maximum number of Shares for which Share Awards may be granted to any Participant, or (b) without the consent of a Participant, if such action would diminish any of the rights of such Participant under any Share Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Share Awards meeting the requirements of the Code or other Applicable Laws (including, without limitation, to avoid adverse tax consequences to the Company or to Participants).

14. Choice of Law.

This Plan and the Share Awards granted hereunder shall be governed by and construed in accordance with the law of the Cayman Islands, without regard to conflicts of law principles thereof.

15. Effectiveness of the Plan.

This Plan shall be effective as of the Effective Date.

16. Exchange Act Exemption.

Notwithstanding anything to the contrary in the Plan or any Share Award Agreement, until such time as the Company becomes subject to the reporting requirements of Sections 12 or 15(d) of the Exchange Act, if the Company is relying on the exemption from registration under the Exchange Act set forth in Rule 12h-1(f) under the Exchange Act (the “Employee Options Exemption”) in connection with the grant of Options hereunder or the issuance of Shares upon the exercise of such Options, the Plan, the Options granted hereunder and the Share Award Agreements entered into in connection with such grants are intended to comply with the Employee Options Exemption and, accordingly, to the maximum extent permitted, the Plan, such Options and such Share Award Agreements shall be interpreted to be in compliance therewith.

17. Section 409A.

Notwithstanding other provisions of this Plan or any Share Award Agreements hereunder, no Share Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Share Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Share Award Agreement, as the case may be, without causing the Participant holding such Share Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. The Company shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to any Participant with respect to this Section 17.

18. General Provisions.

(a) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Share Award, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated

(b) Company Governing Instruments. All Shares issued and/or vested pursuant to a Share Award, or transferred thereafter, shall be held subject to the Memorandum and Articles of Association of the Company.

(c) Proprietary Information and Inventions Agreement. A Participant shall, as a condition precedent to the exercise or settlement of a Share Award, have executed and be in compliance with the Company’s (or its Affiliate’s) standard form of confidentiality and non-disclosure agreement.